Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-256907

June 29, 2021

Dingdong (Cayman) Limited

Dingdong (Cayman) Limited, or the Company, has filed a registration statement on Form F-1 (including a prospectus) with the Securities and Exchange Commission, or the SEC, for the offering to which this free writing prospectus relates. The Registration Statement was declared effective by the SEC on June 29, 2021.

Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. Investors should rely upon the prospectus and any relevant free writing prospectus for complete details. You may obtain these documents and other documents the Company has filed for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Morgan Stanley & Co. LLC at 1585 Broadway, New York, New York 10036, by telephone at 1-866-718-1649 or by emailing prospectus@morganstanley.com, or BofA Securities, Inc. at One Bryant Park, New York, NY 10036, United States, by telephone at +1 (800) 294-1322 or by emailing dg.prospectus_requests@bofa.com, or Credit Suisse Securities (USA) LLC at 6933 Louis Stephens Drive, Morrisville, NC 27560, by telephone at 1-800-221-1037, or by emailing usa.prospectus@credit-suisse.com. You may also access the Company’s most recent prospectus dated June 28, 2021, which is included in Amendment No. 4 to the Company’s registration statement on Form F-1, as filed with the SEC on June 28, 2021, or Amendment No.  4, by visiting EDGAR on the SEC website at: https://www.sec.gov/Archives/edgar/data/0001854545/000119312521201751/d121652df1a.htm

On June 29, 2021, the initial public offering of an aggregate of 4,072,000 American depositary shares (“ADSs”), each two representing three Class A ordinary shares of the Company, by the Company was priced at US$23.50 per ADS.

The Company will issue and sell 4,072,000 ADSs. The Company has granted to the underwriters a 30-day option to purchase up to 610,800 additional ADSs, and such optional ADSs, upon exercise, will solely be sold by the Company.

The gross proceeds to the Company will be approximately US$110.0 million, assuming the underwriters fully exercise their option to purchase additional shares.